Exhibit 99


                                                              News Release
[The Beard Company Logo]

    THE BEARD COMPANY                                 Herb Mee, Jr., President
        Enterprise Plaza, Suite 320
                 5600 North May Avenue
       Oklahoma City, Oklahoma 73112
      (405) 842-2333    OTCBB:  BRCO

                                THE BEARD COMPANY
                   ADVISES THAT TENTH CIRCUIT COURT OF APPEALS
                     HAS AFFIRMED THE COURT ORDER APPROVING
                           THE McELMO DOME SETTLEMENT

FOR IMMEDIATE RELEASE:  Thursday, January 9, 2003

     Oklahoma City, Oklahoma --- The Beard Company (OTCBB:BRCO) today reported that on December 24, 2002, the Tenth Circuit Court of Appeals issued an Opinion affirming the May 6, 2002 decision of Judge Weinshienk of the Colorado District Court which approved the Settlement, the allocation thereof, attorneys' fees and other matters. The Circuit Court carefully considered and fully reviewed all of the Objectors' arguments and affirmed the District Court's judgment.

     The  11  parties   ("Objectors")  who  objected  to  the  Settlement,   who
collectively are entitled to receive $106,500 or two-tenths of one percent (0.2%) of the $51 million cash settlement ("Settlement"), had 14 days from December 24 in which to ask the Court to rehear the appeal, but elected not to do so. The Objectors have until March 24, 2003 to petition the U.S. Supreme Court for review. The U.S. Supreme Court takes very few cases and our counsel think it is unlikely that court would have any interest in this case. Our counsel also believe the Objectors will be reluctant to continue to appeal particularly considering their exposure to appeal costs which could be as high as $1.5 million based on Plaintiffs' cost claims alone.

     If no petition to the U.S. Supreme Court is filed, the Settlement will be final in late March 2003, meaning the distribution of Settlement funds can begin at that time according to the terms of the Settlement Agreement.

     Herb Mee, Jr., President of the Company, stated: "Because the Settlement funds are accruing interest at 8% from August 21, 2001 until the final payment, we presently estimate that the Company's share thereof will be in excess of $3.75 million. Nearly all of such funds will flow to the bottom line with the exception of an estimated 2% which will go for Federal alternative minimum tax. Release of the Settlement will dramatically improve the Company's liquidity and all of its balance sheet ratios."

     The Beard Company's common stock is traded on the OTC Bulletin Board under the symbol: BRCO. Its operations consist principally of coal reclamation activities, carbon dioxide (CO2) gas production, the construction of composting plants in China, and its e-commerce activities related to the development of starpay(TM)'s patent-pending payment system for use on the Internet.

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